Exhibit 3.81

ARTICLES OF RESTATEMENT
OF
READING’S FUN, LTD.

TO THE SECRETARY OF STATE
STATE OF IOWA

Pursuant to the provisions of Section 490.1007 of the Iowa Business Corporation Act (the “Act”), Reading’s Fun, Ltd., a corporation formed under the Act on November 19, 1990 (the “Corporation”), hereby presents the following Restated Articles of Incorporation:

ARTICLE 1

The name of the corporation is Reading’s Fun, Ltd.

ARTICLE 2

A.  AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 1,101,000 shares, consisting of:

(1)                                  100,000 shares of Participating Preferred Stock, par value $0.01 per share (the “Participating Preferred Stock”);

(2)                                  1,000,000 shares of Common Stock, par value $0.01 per share; and

(3)                                  1,000 shares of Non-Voting Common, par value $0.01 per share (the “Non-Voting Common Stock” and collectively with Common Stock, the “Common”).

This amendment to Article 2 of the Articles of Incorporation shall have no effect on any outstanding shares of the Corporation’s common stock, par value $0.01 per share, each of which shall remain outstanding and unchanged as Common Stock.  The Participating Preferred Stock and the Common and referred to collectively herein as the “Stock.”

B.  PREFERRED STOCK

Section 1.  Dividends.

1A.                             General Obligation.  When and as declared by the Corporation’s board of directors and to the extent permitted under the Iowa Business Corporation Act, the Corporation shall pay preferential dividends to the holders of the Participating Preferred Stock as provided in this Section 1.  Except as otherwise provided herein, dividends on each share of the Participating Preferred Stock (a “Share”) shall accrue on a daily basis at the rate of 10.0% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the first to occur of (i) the date on which such Share is converted into shares of Conversion Stock hereunder or (ii) the date on which such share is acquired by the Corporation.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share; provided, however, that with respect to any Share issued pursuant to any of the Warrants, its “date of issuance” shall be deemed to be the “Closing Date.”

1B.                               Dividend Reference Dates.  To the extent not paid on March 31, June 30, September 30, and December 31 of each year, beginning June 30, 1997 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder hereof.

1C.                               Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Participating Preferred Stock, such payment shall be distributed ratably among the holders of Participating Preferred Stock based upon the aggregate accumulated and accrued dividends remaining unpaid on the Shares of Participating Preferred Stock held by each such holder.

1D.                              Participating Dividends.  In the event that the Corporation declares or pays any Common Dividends, the Corporation shall also declare and pay to the holders of the Participating Preferred Stock (at the same time that it declares and pays such dividends to the holders of the Common Stock) dividends in aggregate amount equal to 20.0% of the Common Dividends, which amount shall be distributed ratably among the holders of Participating Preferred Stock based upon the number of Shares of Participating Preferred Stock held by each such holder.

Section 2.  Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of Participating Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any

Junior Securities, an amount in cash equal to (i) the aggregate Liquidation Value of all outstanding Shares of Participating Preferred Stock (plus all accumulated and accrued dividends remaining unpaid thereon) plus (ii) 20.0% of all assets available for distribution to the holders of the Corporation’s Common and Participating Preferred (after payment of all amounts to which the holders of Participating Preferred Stock are entitled under clause (i) of this sentence).  If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Participating Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to clause (i) of the previous sentence, then the entire assets available to be distributed to the Corporation’s holders of Common shall be distributed pro rata among such holders of Participating Preferred Stock based upon the sum of (i) the Liquidation Value of and (ii) the accumulated and accrued dividends remaining unpaid on the Shares of the Participating Preferred Stock held by each such holder.  Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Participating Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common in connection with such liquidation, dissolution or winding up.  Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form or recapitalization or reorganization affecting the Corporation shall be deemed to be liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

Section 3.  Voting Rights.  Except as otherwise provided herein and as otherwise required by applicable law, the Participating Preferred Stock shall have no voting rights.

Section 4.  Optional Redemption Upon an Initial Public Offering.

4A.                             Election of Redemption.  The Corporation shall provide written notice (the “IPO Notice”) to each holder of Participating Preferred Stock at least thirty (30) days prior to the consummation of any Initial Public Offering.  Each holder of Participating Preferred Stock may request that all or a portion of such holder’s Participating Preferred Stock (including all accumulated and accrued dividends remaining unpaid thereon) be redeemed by the Corporation in accordance with Section 4B upon the consummation of such Initial Public Offering by delivering a written notice (with respect to each such holder, the “Redemption Notice”) to the Corporation specifying the number of Shares (“Elected Shares”) to be redeemed within ten (10) days after delivery of the IPO Notice.  Each Redemption Notice delivered by a holder of Participating Preferred Stock in connection with a contemplated Initial Public Offering shall (subject to Section 4C below) be irrevocable by the Electing Holder, but shall be automatically deemed to be withdrawn if such Initial Public Offering is for any reason not consummated.  Except as set forth in this Section 4, no holder of Participating Preferred Stock shall have rights to cause the Corporation to redeem such holder’s Participating Preferred Stock.

4B.                               Redemption Procedure.

(i)                                     With respect to each holder of Participating Preferred Stock who has delivered a Redemption Notice in accordance with Section 4A (each, an “Electing Holder”), upon consummation of the Corporation’s Initial Public Offering, the Corporation shall pay to such holder with respect to each Share to be redeemed (upon surrender by such Electing Holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash, by wire transfer of immediately available funds to an account designated by such holder, equal to the Conversion Value of such Share.  If the funds of the Corporation legally available for redemption of all Shares requested to be redeemed upon consummation of the Corporation’s Initial Public Offering are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the Electing Holders based upon the aggregate Conversion Value of such Shares held by each such Electing Holder.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem but which it has not redeemed.

(ii)                                  No Share shall be entitled to any dividends accruing after the date on which the Conversion Value of such Shares is paid to the holder of such Share.  On such date, all rights of the holder of such Share with respect to such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

(iii)                               Any Shares which are redeemed or otherwise acquired by the Corporation shall be cancelled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

4C.                               Waiver.  By delivery to the Corporation of written notice (the “Waiver Notice”) prior to a contemplated Initial Public Offering, the Required Interests shall have the right to waive, in whole or in part, the obligation of the Corporation to redeem Shares pursuant to this Section 4 with respect to a contemplated Initial Public Offering.  Any such waiver shall be effective with respect to all Shares (including Elected Shares) immediately upon delivery of the Waiver Notice to the Corporation, notwithstanding any prior delivery of Redemption Notices.  In the case of any partial exercise of the waiver right under this Section 4C, the Waiver Notice shall specify the number of Shares, or in the alternative, the aggregate Conversion Value of Shares, with respect to which the waiver shall not apply and the Corporation shall redeem, in accordance with Section 4B, such aggregate number of Conversion Value of Shares of the Electing Holders, pro rata based on the aggregate Conversion Value of Elected Shares held by each Electing Holder.  Any Waiver Notice given hereunder shall revoke and supersede any and all prior Waiver Notices.  Any and all Waiver Notices delivered in connection with a contemplated Initial Public Offering shall be automatically deemed to be withdrawn if such Initial Public Offering is for any reason not consummated.

4D.                              Termination.  Except to the extent the same have been effectively exercised and not waived in accordance with this Section 4, the rights of any holder of

Participating Preferred Stock to cause the Corporation to redeem Shares pursuant to this Section 4 shall automatically terminate upon the consummation of the Corporation’s Initial Public Offering.

Section 5.  Mandatory Conversion Upon an Initial Public Offering.

5A.                             Election of Mandatory Conversion.  Upon the request of the Required Interests by delivery to the Corporation of written notice (the “Conversion Notice”), prior to a contemplated Initial Public Offering, all Participating Preferred Stock outstanding on the date of such Initial Public Offering (after taking into account any redemption of Shares pursuant to Section 4) and all accumulated and accrued dividends remaining unpaid on such Shares shall automatically convert into Conversion Stock in accordance with Section 5B upon the consummation of an Initial Public Offering.  Upon delivery of the Conversion Notice, the Corporation shall deliver written notice of such mandatory conversion to all holders of Participating Preferred Stock.  Upon delivery of such written notice, each such holder shall promptly deliver to the Corporation the certificate or certificates representing such holder’s Participating Preferred Stock.  A Conversion Notice delivered by the Required Interests in connection with a contemplated Initial Public Offering shall be automatically deemed to be withdrawn if such Initial Public Offering is for any reason not consummated.  Except for as set forth in this Section 5, no holder of Participating Preferred Stock may convert such Participating Preferred Stock into Conversion Stock.

5B.                               Conversion Procedure.

(i)                                     If the Required Interests have delivered a Conversion Notice to the Corporation in accordance with Section 5A, on the date of the Corporation’s Initial Public Offering each Share of Participating Preferred Stock (including all accumulated and accrued dividends remaining unpaid thereon) shall automatically be converted into a number of shares of Conversion Stock equal to the quotient obtained by dividing the Conversion Value of such Share by the Per Share Common Value.

(ii)                                  The conversion of Participating Preferred Stock shall be deemed to have been effected as of the consummation of the Initial Public Offering.  At such time as such conversion has been effected, the rights of the holder of such Participating Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)                               As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in the name of such holder (or in such other name or names and such denomination or denominations as the converting holder has specified in the Conversion Notice in accordance with such procedures for transfer as may have been established by the Corporation’s Board of Directors) (provided that the Corporation shall not be required to make such delivery until the Corporation has received from such converting holder the certificate or certificates representing the Participating Preferred Stock to be converted in accordance with Section 5A).

(iv)                              The issuance of certificates for shares of Conversion Stock upon conversion of Participating Preferred Stock shall be made without charge to the holders of such Participating Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.  Upon conversion of each Share of Participating Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(v)                                 The Corporation shall not close its books against the transfer of Participating Preferred Stock or of Conversion Stock issued or issuable upon conversion of Participating Preferred Stock in any manner which interferes with the timely conversion of Participating Preferred Stock.

(vi)                              The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Participating Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Participating Preferred Stock.  All shares of Conversion Stock which are so issuable shall be, when issued, duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such reasonable actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

5C.                               Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as the “Organic Change.”  Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Participating Preferred Stock shall thereafter have the right to acquire and receive upon conversion pursuant to Section 5B, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon such conversion of such holder’s Participating Preferred Stock (assuming that the conditions precedent to such conversion had been satisfied at that time), such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Conversion Stock immediately theretofore acquirable and receivable upon conversion of such holder’s Participating Preferred Stock (assuming that the conditions precedent to such conversion had been satisfied at that time) had such Organic Change not taken place.  In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 5 hereof shall thereafter be applicable to the Participating Preferred Stock.  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5D.                              Notices.

(i)                                     The Corporation shall give written notice to all holders of Participating Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(ii)                                  The Corporation shall also give written notice to the holders of Participating Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

C.  COMMON

Section 1.  Voting Rights.  Except as otherwise provided in this Part C or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation, and the holders of Non-Voting Common Stock shall have no right to vote on any matters to be voted on by the shareholders of the Corporation; provided that the holders of Non-Voting Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Non-Voting Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Common Stock or would otherwise be treated differently from shares of Common Stock in connection with such transaction.  Except as set forth in the previous sentence and except as otherwise required by law, if the holders of Non-Voting Common Stock are entitled by law to vote on any matter, such holders shall (except as required by law) vote with the holders of Common Stock, with the Non-Voting Common Stock and the Common Stock being treated as a single class of stock.

Section 2.  Dividends.  Subject to the provisions of the Participating Preferred Stock set forth in Part B, the Board may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the Corporation.  As and when dividends are declared or paid with respect to shares of Common Stock, whether in case, property or securities of the Corporation, the holders of Common Stock and the holders of Non-Voting Common Stock shall be entitled to receive such dividends pro rata at the same rate per share of each class of Common; provided that (i) if dividends are declared or paid in shares of Common, the dividends payable to the holders of Common Stock shall be payable solely in shares of Common stock and the dividends payable to the holders of Non-Voting Common Stock shall be payable solely in shares of Non-Voting Common Stock and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Non-Voting Common Stock, at such holder’s request, dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Non-Voting Common Stock is convertible into the Common Stock.

Section 3.  Liquidation.  Subject to the provisions of the Participating Preferred Stock set forth in Part B, the holders of the Common Stock and the holders of the Non-Voting Common Stock shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4.  Conversion.

4A.                             Conversion of Non-Voting Common Stock.

(a)                                  In connection with the occurrence of any Conversion Event, each holder of Non-Voting Common Stock shall be entitled to convert into an equal number of shares of Common Stock any or all of the shares of such holder’s Non-Voting Common being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.

(b)                                 For purposes of this paragraph 4B, a “Conversion Event” shall mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or a committee thereof), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Nonvoting Common Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors, (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof).  For purpose of this paragraph 4B, “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.

(c)                                  Upon the request to the Corporation by delivery of written notice (a “Conditional Conversion Notice”) prior to a contemplated Conversion Event, any holder of Non-Voting Common Stock may request that all or any portion of such holder’s Non-Voting Common Stock be converted upon the consummation of a contemplated Conversion Event.  Any such Conditional Conversion Notice shall be automatically deemed to be withdrawn if such contemplated Conversion Event for any reason does not occur.

4B.                               Conversion Procedure.

(a)                                  Unless otherwise provided in connection with a Conversion Event with respect to the Non-Voting Common Stock, each conversion of shares of Non-Voting Common Stock into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Non-Voting Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of such Common Stock represented by such certificate or certificates into shares of Common Stock.  Unless otherwise provided in connection with a Conversion Event, each conversion shall be deemed to have been effected as of the consummation of the Conversion Event, and at such time the rights of the holder of the converted Non-Voting Common Stock, as such holder, shall cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(b)                                 Promptly after the conversion has been effected, the Corporation shall issue and deliver to the Holder of Non-Voting Common Stock (a) the certificate or certificates for the Common Stock issuable upon such conversion and (b) a certificate representing any Non-Voting Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion by which was not converted.

(c)                                  The issuance of certificates for Common Stock upon conversion of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

(d)                                 The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Non-Voting Common Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Non-Voting Common Stock.  All shares of Common Stock which are so issuable shall be, when issued, duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such reasonable actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

(e)                                  The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Non-Voting Common Stock.

4C.                               Stock Splits.  If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

D.  GENERAL

Section1.  Definitions

“Affiliate” means (i) with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person and (ii) with respect to any natural Person, any member of such Person’s Family Group.  For purposes of this definition, “control” shall mean the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Any EGI Plan, and all participants in such plan, shall be deemed to be Affiliates of EGI for the purposes of Section 4 of this Agreement.

“Closing Date” means May 1, 1997.

“Common” means, collectively, the Corporation’s Common and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (other than the Participating Preferred Stock).

“Common Dividends” means any dividends declared or paid with respect to the Corporation’s Participating Preferred Stock and Common (whether payable in cash, securities or other property and including, without limitation, dividends payable otherwise than out of earnings or earned surplus), other than (i) dividends declared or paid with respect to the Participating Preferred Stock pursuant to Section 1A and (ii) dividends with respect to the Common payable solely in shares of Common Stock.

“Conversion Stock” means shares of the Corporation’s Common Stock; provided that if there is a changes such that the securities issuable upon conversion of the Participating Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Participating Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Conversion Value” means, with respect to each Share of Participating Preferred Stock as of the consummation of the Corporation’s Initial Public Offering, the sum of (A) the Liquidation Value of such Share as of such time plus all accrued and unpaid dividends on such Share as of such time (with respect to such Share, the “Liquidation Preference”) plus (B) the quotient obtained by dividing (1) the amount equal to (x) the Per Share Common Value times (y) the total number of outstanding shares of Common as of such times (z) 0.25 by (2) the total number of outstanding Shares of Participating Preferred Stock as of such time.  For purposes of the determination of “Conversion Value:”  (A) the number of outstanding Shares of Participating Preferred Stock shall be deemed to include all Shares of Participating Preferred Stock which are redeemed by the Corporation or converted to Conversion Shares in connection with the Initial Public Offering and (B) the number of outstanding shares of Common and Participating Preferred Stock shall be deemed to include all shares of Common and Participating Preferred Stock which would be issued by the Corporation if the Warrants and all options, warrants and other rights to purchase Stock granted after the Closing Date were exercised in full immediately prior to the consummation of the Corporation’s Initial Public Offering.

“EGI” mean Equity Group Investments, Inc., a Delaware corporation.

“EGI Person” means EGI, SZ Investments, L.L.C., any EGI Plan and any of their respective Affiliates.

“EGI Plan” means any co-investment plan hereafter formed by EGI or its Affiliates primarily for the benefit of the employees, officers and directors of EGI and its Affiliates.

“Family Group” means, with respect to any person, such Person’s spouse, siblings, parents or his or her lineal descendants, or a trust primarily for the benefit of such Equityholder’s spouse, siblings, parents or lineal descendants.

“Junior Securities” means any of the Corporation’s equity securities other than the Participating Preferred Stock.

“Initial Public Offering” means the initial offering of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act.  An underwritten Initial Public Offering shall be deemed to have been consummated upon the sale of Common Stock to the Underwriters.

“Liquidation Value” of any Share as of any particular date shall be equal to $1,000.00 (as proportionately adjusted for all stock splits, combination of shares, recapitalization, mergers, consolidations or other reorganizations and other recapitalizations affecting the Participating Preferred Stock).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Per Share Common Value” means the price per share of the Common Stock offered.

“Recapitalization Agreement” means the Recapitalization and Stock Purchase Agreement, dated as of May 1, 1997, among the Corporation and certain shareholders of the Corporation.

“Required Interests” means the prior written consent of (i) so long as Earl P. Kaplan and his Affiliates own at least 10% of the shares of Common Stock held by Earl P. Kaplan on the Closing Date after giving effect to the transactions contemplated by the Recapitalization Agreement, Earl P. Kaplan (or, in the case of his death or incapacity, David Kaplan), (ii) so long as the EGI Persons hold at least 10% of the shares of Common Stock purchased by SZ Investments, L.L.C. pursuant to the Recapitalization Agreement, EGI and (iii) in the event that Earl P. Kaplan and his Affiliates no longer own 10% of the shares of Common Stock held by Earl P. Kaplan on the Closing Date after giving effect to the transactions contemplated by the Recapitalization Agreement and the EGI Persons no longer hold at least 10% of the shares of Common Stock purchased by SZ Investments, L.L.C. pursuant to the Recapitalization Agreement, the holders of a majority of the outstanding shares of Common Stock.]

“Securities Act” means the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Warrants” means all Common Stock Warrant and all Participating Preferred Stock Warrant issued pursuant to the Securities Purchase Agreement, dated as of April 30, 1997, among the Corporation, Bank of America and MIG Partners IV.

Section 2.  Amendment and Waiver.

Except as otherwise required by law, any provision of this Article 2 may be amended, modified or waived with the prior written consent of the Required Interests, except that no amendment, modification or waiver of shall be binding or effective with respect to any provision of Section C(1) or C(4) without the approval of the holders of a at least 66 2/3% of the Nonvoting Common Stock voting as a separate class.

Section 3.  Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Stock.  Upon the surrender of any certificate representing Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Stock represented by the surrendered certificate, and the Corporation shall forthwith cancel such surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares of Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  With respect to each new certificate representing shares of Participating Preferred Stock, dividends on the shares of Participating Preferred Stock represented by such new certificate shall accrue on such Stock from the date to which dividends have been fully paid on the certificate surrendered in exchange therefor.

Section 4.  Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.  With respect to each new certificate representing shares of Participating Preferred Stock, dividends on the shares of Participating Preferred Stock represented by such new certificate shall accrue on such Stock from the date to which dividends have been fully paid on the lost, stolen, destroyed or mutilated certificate.

Section 5.  Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, and shall be deemed to have been given three (3) days after mailing when so mailed or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given on the day after such delivery sent (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).

Section 6.  Fractional Shares.  The Common Stock and the Participating Preferred Stock may be issued and transferred in fractions of a share; provided that no shares shall be issued or transferred in units smaller than .00001 of one share and any such fractional shares which result from conversions, stock dividends, recapitalizations, reorganizations, reclassifications, consolidations, mergers or the like shall be rounded, up or down, to the nearest .00001 of one share.  The holder of a fractional share is entitled to exercise the rights of a stockholder, including the right to vote, to receive dividends, to convert or redeem, to participate in the assets of the Corporation upon liquidation, and other rights attributable to such Common Stock.”

Section 7.  Warrants.  Notwithstanding anything to the contrary set forth herein, provisions set forth herein regarding distributions to the holders of a class of Stock are subject to the performance by the Corporation of its obligations to make distributions to each holder of a Warrant which are exercisable for shares of such class of Stock to the terms of such holder’s Warrant.  The Corporation shall deliver notice to any holder of a Warrant in accordance with the provisions hereunder governing delivery of notice to the holders of the class of stock into which such Warrant exercisable.  The Warrants shall not constitute a separate class of Stock.

ARTICLE 3

The street address of the Corporation’s registered office and the name of its registered agent at that office is:

Earl P. Kaplan, Resident Agent

119 S. Main Street

P. O. Box 2370

Fairfield, Iowa  52556

ARTICLE 4

No shareholder of the Corporation shall have any preferential or pre-emptive right to acquire additional shares of stock of the Corporation except to the extent that, and on such terms as, the Board of Directors from time to time may determine.

ARTICLE 5

The by-laws of the Corporation may provide for restrictions on the transfer of shares.  The shareholders may adopt or amend a by-law that fixes a greater quorum or voting requirement for shareholders or voting groups that is otherwise required by the Iowa Business Corporation Act.

ARTICLE 6

To the full extent permitted under the Iowa Business Corporation Act as in effect on the date hereof, or as hereafter from time to time amended, no director shall be liable to the Corporation or to its shareholders for monetary damages for any breach of any duty owed by such director to the Corporation or any of its shareholders.  Neither the amendment or repeal of this Article, nor the adoption of any provision of these Restated Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer or former director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

ARTICLE 7

To the extent and of the following corporate actions are required by law to be submitted to a vote of shareholders, approval of such actions shall (except as required by law) require the affirmative vote of holders of at least 60% of the outstanding shares of Common, voting as a single class:

(a)                                  amendment to the articles of incorporation;

(b)                                 merger or consolidation of the corporation;

(c)                                  reduction or increase of the capital of the corporation;

(d)                                 reduction or increase in the number of authorized shares and classes of shares of the corporation;

(e)                                  sale, lease, exchange or otherwise dispose of all, or substantially all, of the property of the corporation, with or without the good will, otherwise than in the usual and regular course of business; and

(f)                                    dissolution of the corporation.

ARTICLE 8

The effective date and time of this document shall be the date of filing.

Reading’s Fun, Ltd.

By:	/s/ Ted McLaughlin
Ted McLaughlin, Vice President